November 1, 2018

Henry Stupp
Chief Executive Officer
Cherokee Inc.
5990 Sepulveda Blvd., Suite 600
Sherman Oaks, California 91411

       Re: Cherokee Inc.
           Registration Statement on Form S-3
           Filed October 26, 2018
           File No. 333-228024

Dear Mr. Stupp:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Ronald Alper at 202-551-3329 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Beverages, Apparel and
                                                            Mining
cc:    Scott Stanton